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                     August 29, 2022

       Jie Li
       Chief Financial Officer
       China Automotive Systems Inc.
       No. 1 Henglong Road, Yu Qiao Development Zone , Shashi District
       Jing Zhou City , Hubei Province , the People   s Republic of China

                                                        Re: China Automotive
Systems Inc.
                                                            Form 10-K for the
period ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 0-33123

       Dear Mr. Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing